Exhibit 99.2

AxonPrime Infrastructure Acquisition Corporation Announces Closing of $150 Million Initial Public Offering

NEW YORK, Aug. 17, 2021-- AxonPrime Infrastructure Acquisition Corporation (the "Company") announced today that it closed its initial public offering of 15,000,000 units at $10.00 per unit. The offering resulted in gross proceeds to the Company of $150,000,000.

The Company's units are listed on the Nasdaq Capital Market ("Nasdaq") and commenced trading under the ticker symbol "APMIU" on August 13, 2021. Each unit consists of one share of the Company's Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, shares of the Class A common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols "APMI"  and "APMIW," respectively. Only whole warrants are exercisable and will trade.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on potential targets that are developing breakthrough scientific and technological innovations in the areas of communication, robotics, building and construction technology, water, 3D printing, and semiconductors.

Morgan Stanley acted as the sole book-runner for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from the Securities and Exchange Commission (the "SEC") website http://www.sec.gov; or from Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, Email: prospectus@morganstanley.com.

A registration statement relating to these securities was declared effective by the SEC on August 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the search for an initial business combination and anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's prospectus included as part of the registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Jon Layman
Chief Financial Officer, Chief Operating Officer and Director
AxonPrime Infrastructure Acquisition Corporation
AxonPrime@axonprimespac.com